Exhibit (h)(3)

AMENDMENT NO. 2 TO THE TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDMENT made as of May ___, 2019 to the Transfer Agency and Service Agreement by and between AllianceBernstein Investor Services, Inc. (the “Transfer Agent”) and AB Fixed-Income Shares, Inc. (the “Fund”).

WITNESSETH

WHEREAS, the Transfer Agent and the Fund are parties to a Transfer Agency and Service Agreement dated May 3, 2006 and amended May 31, 2016 (the “Transfer Agency Agreement”) for the provision of services for the Fund’s series (the “Portfolios”) listed on Schedule A attached to the Transfer Agency Agreement;

WHEREAS, the Board of Directors of the Fund has approved the establishment of three new classes of shares of the AB Government Money Market Portfolio designated as: Premium Class Shares, Select Class Shares and Investor Class Shares; and

WHEREAS, the Transfer Agent and the Fund desire to amend Schedule A to the Transfer Agency Agreement to add Premium Class Shares, Select Class Shares and Investor Class Shares;

WHEREAS, the Board of Directors of the Fund has approved an updated Fee Schedule whereby the inclusion of the new shares of the Fund is reflected on Schedule B;

NOW THEREFORE, in consideration of the premises and covenants contained herein, the Transfer Agent and the Fund hereby agree as follows:

In accordance with Article 1.1(b) of the Transfer Agency Agreement, it is mutually agreed that the Transfer Agent shall render services under the Transfer Agency Agreement to the following additional series of the Government Money Market Portfolio: Premium Class Shares, Select Class Shares and Investor Class Shares.

In accordance with section 12.1 of the Transfer Agency Agreement, Schedule A to the Agreement is deleted in its entirety and replaced by Schedule A attached hereto.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the ___th day of May, 2019.

AB FIXED-INCOME SHARES, INC.

By:

Name:  Nancy Hay

Title:    Assistant Secretary

ALLIANCEBERNSTEIN INVESTOR SERVICES, INC.

By:

Name:  Emilie D. Wrapp

Title:    Assistant Secretary

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SCHEDULE A

Portfolio List

Prime STIF Portfolio (Inactive)

Government Money Market Portfolio

Government Money Market Class AB Shares

Government Money Market Institutional Class Shares

Government Money Market Class 1 Shares

Government Money Market Class A Shares

Government Money Market Class B Shares

Government Money Market Class C Shares

Government Money Market Advisor Class Shares

Government Money Market Class R Shares

Government Money Market Class K Shares

Government Money Market Class I Shares

Government Money Market Class Z Shares

Government Money Market Class Premium Class Shares

Government Money Market Class Select Class Shares

Government Money Market Class Investor Class Shares

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Schedule B

Transfer Agency and Service Agreement Fees

Network Level Account	ABIS Account Fee	Fees Paid by Fund to Intermediaries for Sub-Accounting Services[1]
Level 0	$33.00 Class A/Ad/1 $38.00 Class B/C	$0.00
Level 1-3 > $500	$11.00 $8.25 (Wrap) Class A/Ad/1	Up to $6.00
Level 1-3 < $500	$6.00	$0.00
Level 4	$31.00 Class A/Ad/1 $36.00 Class B/C	$2.00
Omnibus	$4.00	$16.00 (Class A/Advisor Class)/$19.00 (Class B/C)
Omnibus Wrap	The lesser of $4.00/Account or 0.05%	The lesser of $16.00/Account or 0.15%
Simple IRA/Link 401(k)	N/A	39.50/$44.50 (plus out of pocket expenses)

Class	Transfer Agency Fee	Administrative Services Fee
Class AB	$18,000.00	N/A
Class R	0.06%	up to 0.20%
Class K	0.05%	up to 0.15%
Class I	0.02%	up to 0.10%
Class Z	0.02%	0.00%
Institutional Class	0.0025%	0.00%
Premium Class	0.0025%	N/A
Select Class	0.0025%	N/A
Investor Class	0.005%	N/A

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[1] No Fund will pay more than the amounts per account indicated. ABIS makes these payments to brokers for providing sub-accounting services to their customers that invest in open-end funds. ABI pays from its own resources any additional amounts billed for these services.

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